The Prudential Series Fund
For the fiscal period ended 12/31/05
File number 811-03623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

 Name of Fund:  The Prudential Series Fund, Inc. -  SP Large
Cap Value Portfolio

1.   Name of Issuer:  Northeast Utilities


2.   Date of Purchase:  December 6, 2005


3.   Number of Securities Purchased:  7,700


4.   Dollar Amount of Purchase:  $146,993


5.   Price Per Unit:  $19.09


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased: Lehman Brothers


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
JP Morgan
Banc of America Securities LLC
Citigroup
Wachovia Securities
A.G. Edwards
Lazard Capital Markets




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